FIRST FINANCIAL HOLDINGS, INC.

First Financial Holdings, Inc. Announces the Sale of
Kimbrell Insurance Group, Inc. to Burns & Wilcox, Ltd.

CHARLESTON, SOUTH CAROLINA, October 3, 2011 - First Financial Holdings, Inc. (Nasdaq: FFCH) (“First Financial”) today announced that effective September 30, 2011 it completed the sale of its managing general insurance agency subsidiary, Kimbrell Insurance Group, Inc., to Burns & Wilcox, Ltd., a Kaufman Financial Group company (“Burns & Wilcox”). Pursuant to the terms of the purchase agreement, Burns & Wilcox has acquired substantially all of the assets of Kimbrell in exchange for cash. In addition, there is a provision for a potential earn-out payable over two years based on specific annual revenue growth goals. Other terms of the transaction were not disclosed.

"The sale of Kimbrell is an additional step forward in our strategic transformation, allowing us to concentrate our resources on building and enhancing our core banking franchise.” said R. Wayne Hall, President and Chief Executive Officer of First Financial.

“Burns & Wilcox is an excellent partner for Kimbrell given their experience, resources and national platform in the specialty insurance industry. The combination adding the presence of Burns & Wilcox to our existing markets and providing additional opportunities for our retail insurance brokers and agents, insurance carrier partners and employees is a very attractive long-term strategic fit”, stated John Crotts, President of Kimbrell.

Sandler O’Neill + Partners, L.P. acted as financial advisor and Kilpatrick Townsend & Stockton LLP acted as legal advisor to First Financial.

About First Financial

First Financial Holdings, Inc. ("First Financial") (Nasdaq: FFCH) is a premier financial services provider offering integrated financial solutions, including personal, business, and wealth management services. First Financial serves individuals and businesses throughout coastal South Carolina, Florence South Carolina, and Wilmington, North Carolina. First Financial subsidiaries include: First Federal Savings and Loan Association of Charleston ("First Federal"); First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer. First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size. Additional information about First Financial is available at www.firstfinancialholdings.com.

CONTACT:

First Financial Holdings, Inc.
Blaise B. Bettendorf
EVP and Chief Financial Officer
(843) 529.5456
bbettendorf@firstfinancialholdings.com